UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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LAKE SHORE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Lake Shore Bancorp, Inc., which will be held on May 18, 2011 in The Lighthouse Room of the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time.

Shareholders are being asked to elect directors and to transact such other business as may properly come before the 2011 annual meeting. Your Board of Directors unanimously recommends that you vote FOR each of the nominees for director and FOR the ratification of the appointment of ParenteBeard LLC as our independent registered public accounting firm.

The Notice of Annual Meeting of Shareholders and Proxy Statement further describes the business to be transacted at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Lake Shore Bancorp, Inc. and you will have an opportunity to ask questions.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet.  On or about April 7, 2011, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote online.  The Notice also explains how you may request to receive a paper copy of the Proxy Statement and Annual Report, as well as a paper proxy card.

Whether or not you are able to attend the meeting, and regardless of the number of shares you own, your vote is important and we encourage you to vote promptly.  You may vote your shares via a toll-free telephone number, over the Internet or on a paper proxy card if you request one.  Instructions regarding the methods of voting are contained on the Notice and proxy card.  Voting by proxy will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

The Board of Directors and the employees of Lake Shore Bancorp, Inc. are committed to our continued success and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely yours,

/s/ Daniel P. Reininga
Daniel P. Reininga
President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (716) 366-4070.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 18, 2011
Time:	8:30 a.m., Eastern Time
Place:	The Lighthouse Room of the Clarion Hotel
30 Lake Shore Drive East
Dunkirk, New York 14048

At the annual meeting, we will ask you to:

1.
Elect three Class Three directors to serve for three-year terms expiring at the 2014 annual meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, the following three candidates have been nominated by our Board of Directors:

Class Three Directors:
● Reginald S. Corsi	● James P. Foley, DDS
● Daniel P. Reininga

2.	Ratify the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

3.	Transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has fixed March 21, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Beverley J. Mulkin
Beverley J. Mulkin
Secretary

Dunkirk, New York
April 7, 2011

You are cordially invited to attend the annual meeting of shareholders.  It is important that your shares be represented regardless of the number of shares you own.  The Board of Directors urges you to vote your shares promptly.  You may vote your shares via a toll-free telephone number, over the Internet or on a paper proxy card if you request one. Voting your shares via proxy will not prevent you from voting in person if you attend the annual meeting.

LAKE SHORE BANCORP, INC.
125 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070

PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 18, 2011

INFORMATION ABOUT THE ANNUAL MEETING

General

The Board of Directors of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp,” “Company”, “we,” “us” or “our”) is soliciting proxies from the holders of Lake Shore Bancorp’s issued and outstanding common stock, par value $.01 per share, as of the close of business on March 21, 2011, for use at the upcoming annual meeting of shareholders and at any adjournment or postponement thereof. The annual meeting will be held on May 18, 2011 in The Lighthouse Room at the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time.

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, was formed in April 2006 in connection with the reorganization of Lake Shore Savings and Loan Association into the federal mutual holding company form of organization. In connection with the reorganization, Lake Shore Savings and Loan Association changed its name to Lake Shore Savings Bank (“Lake Shore Savings”). Lake Shore Bancorp, owns all of the outstanding common stock of Lake Shore Savings and directs, plans and coordinates Lake Shore Savings’ business activities. As more fully described later in this proxy statement, at the annual meeting we will ask you to elect directors, ratify the appointment of our independent registered public accounting firm, and transact such other business as may properly come before the 2011 annual meeting or at any adjournment or postponement thereof.  The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2011

On April 7, 2011, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders entitled to vote, which contains instructions on how to access this proxy statement and the 2010 annual report and how to vote.  You may also request that a printed copy of the proxy materials be sent to you.  You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice.  The proxy materials are all available on the internet at the following website:  www.cfpproxy.com/5992.

In accordance with Securities and Exchange Commission (“SEC”) rules, the materials on the foregoing website are searchable, readable and printable, and the website does not use “cookies,” track user moves or gather any personal information.

Who Can Vote

Our Board of Directors has fixed the close of business on March 21, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on such date will be entitled to vote at the annual meeting. On March 21, 2011, there were 6,612,500 shares of our common stock issued, 5,939,132 shares outstanding and 3,636,875 of those shares, or 61.2% of our outstanding shares, are owned by Lake Shore, MHC, our top-tier federal mutual holding company.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. Because Lake Shore, MHC owns greater than a majority of our outstanding shares of common stock, representation of Lake Shore, MHC at the annual meeting will constitute a quorum. We will include proxies marked as abstentions and broker non-votes, as applicable, to determine the number of shares present at the annual meeting.

How Many Votes You Have

Each holder of shares of common stock outstanding on March 21, 2011 will be entitled to one vote for each share held of record at the annual meeting.

How To Vote

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via telephone or the Internet.  For those shareholders who request a paper proxy card, instructions for voting via telephone and the Internet are set forth on the proxy card.  Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.  All properly executed proxies we receive prior to the annual meeting will be voted in accordance with the instructions marked on the proxy card. In the event you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the proposals identified in the Notice of the Annual Meeting of Shareholders.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting.

If any other matter is presented at the annual meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of our Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

Vote by Lake Shore, MHC

As of March 21, 2011, Lake Shore, MHC owned 61.2% of the outstanding shares of our common stock. Those shares will be voted in accordance with the instructions of Lake Shore, MHC’s Board of Directors. Lake Shore, MHC is expected to vote FOR the election of each of the nominees for director and FOR ratifying the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Vote Required

•           Election of Directors.  The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” the nominee. You may not vote your shares cumulatively for the election of directors. Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal.

•           Ratification of the Appointment of ParenteBeard LLC.  The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to pass this proposal.  If you “abstain” from voting on this proposal, it will have the same effect as if your vote was not cast with respect to this proposal.  Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Historically, the election of directors was considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors.  However, the SEC recently approved the elimination of broker discretionary voting in all director elections, so that if a shareholder whose shares of common stock are held in “street name” by a brokerage firm does not instruct the broker how to vote in the election of directors, such shareholder’s broker will not be allowed to vote with respect to such proposal.  As a result, the shares represented by proxies as to which a “broker non-vote” exists will not be treated as voted in the election of directors, but will have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.  Brokers are allowed to vote on behalf of beneficial owners without instruction with respect to the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Revocability of Proxies

You may revoke your grant of proxy at any time before it is voted by:

●	filing a written revocation of the proxy with our Secretary;

●	submitting a new proxy over the Internet or by telephone;

●	submitting a signed proxy card bearing a later date; or

●	attending the annual meeting and voting in person, but you also must file a written revocation with the Secretary of the annual meeting prior to voting.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

Solicitation of Proxies

We will pay all costs with respect to this Proxy Statement and related materials as well as soliciting proxies from shareholders. Regular employees of Lake Shore Bancorp and Lake Shore Savings may solicit proxies in person, by mail, or by telephone, but no employee will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may include the charges and expenses of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

Based on filings made with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 21, 2011, the only persons known by us to be beneficial owners of more than 5% of our common stock are set forth in the following table. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, of any shares of common stock (1) over which he or she has or shares, directly or indirectly, voting or investment power; or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 21, 2011. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Lake Shore, MHC 125 East Fourth Street Dunkirk, NY 14048	3,636,875(2)	61.2%
Jacobs Asset Management, LLC 11 East 26th Street, Suite 1900 New York, NY 10010	546,502(3)	9.2%

(1)	Calculated on the basis of 5,939,132 shares of common stock, the total number of shares of common stock outstanding as of March 21, 2011.
(2)	Based on information reported by Lake Shore, MHC in a Schedule 13D filing with the SEC on April 13, 2006.
(3)	Based on information reported by Jacobs Asset Management, LLC in a Schedule 13G filing with the SEC on February 14, 2011.

Security Ownership of Management

The following table sets forth information about the shares of common stock beneficially owned by each of our directors and each of our “Named Executive Officers” identified in the Summary Compensation Table that appears later in this proxy statement, and all of our directors and executive officers as a group as of March 21, 2011. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

Tracy S. Bennett, Director	300	*

Sharon E. Brautigam, Director	12,461 (2)	*

Michael E. Brunecz, Chairman	26,932 (3)	*

Reginald S. Corsi, Director	16,274 (4)	*

James P. Foley, DDS, Director	15,555 (5)	*

Rachel A. Foley, Chief Financial Officer	28,007 (6)	*

David C. Mancuso, Director and former President and Chief Executive Officer	83,590 (7)	1.41%

Daniel P. Reininga, President, Chief Executive Officer and Director	57,122 (8)	*

Gary W. Winger, Vice Chairman	18,658 (9)	*

Nancy L. Yocum, Director	19,158 (10)	*

All directors and executive officers as a group (10 persons)	476,432 (11)	8.02%

*           Less than 1.00% of common stock outstanding.
(1)
Percentages with respect to each person or group of persons have been calculated on the basis of 5,939,132 shares of common stock, the total number of shares of common stock outstanding as of March 21, 2011.

(2)
Includes 7,588 shares that Ms. Brautigam may acquire by exercise of options on March 21, 2011 or 60 days thereafter.  Also includes 773 shares of unvested restricted stock over which Ms. Brautigam has sole voting power but no investment power and 350 shares held by Ms. Brautigam’s spouse.

(3)
Includes 10,116 shares that Mr. Brunecz may acquire by exercise of options on March 21, 2011 or 60 days thereafter.  Also includes 5,161 shares held in Mr. Brunecz’s individual retirement account and 3,054 shares held by Mr. Brunecz’s spouse.  Also includes 1,190 shares of unvested restricted stock over which Mr. Brunecz has sole voting power but no investment power.

(4)
Includes 6,703 shares that Mr. Corsi may acquire by exercise of options on March 21, 2011 or 60 days thereafter, 5,000 shares held in Mr. Corsi’s individual retirement account and 1,001 shares held in Lake Shore Bancorp’s Employee Stock Ownership Plan. Also includes 1,213 shares of unvested restricted stock over which Mr. Corsi has sole voting power but no investment power.

(5)
Includes 8,094 shares that Dr. Foley may acquire by exercise of options on March 21, 2011 or 60 days thereafter and 952 shares of unvested restricted stock over which Dr. Foley has sole voting power but no investment power.  Also includes 200 shares of common stock jointly held with Dr. Foley’s spouse.

(6)
Includes 13,659 shares that Ms. Foley may acquire by exercise of options on March 21, 2011 or 60 days thereafter and 4,760 shares of unvested restricted stock over which Ms. Foley has sole voting power but no investment power.  Also includes 200 shares of common stock jointly held with Ms. Foley’s mother and 1,838 shares held in Lake Shore Bancorp’s Employee Stock Ownership Plan.

(7)
Includes 50,585 shares that Mr. Mancuso may acquire by exercise of options on March 21, 2011 or 60 days thereafter, 10,000 shares held in Mr. Mancuso’s individual retirement account and 3,246 shares held in Lake Shore Bancorp’s Employee Stock Ownership Plan.  Also includes 5,950 shares of unvested restricted stock over which Mr. Mancuso has sole voting power but no investment power and which Mr. Mancuso will forfeit in 2011 as a result of his retirement.

(8)
Includes 13,671 shares that Mr. Reininga may acquire by exercise of options on March 21, 2011 or 60 days thereafter, 16,000 shares held by trust, 900 shares held by Mr. Reininga’s spouse, 2,600 shares held by children of Mr. Reininga and 6,000 shares held by G.H. Graf Realty Corporation, Inc.  Also includes 10,710 shares of unvested restricted stock over which Mr. Reininga has sole voting power but no investment power.

(9)
Includes 8,600 shares that Mr. Winger may acquire by exercise of options on March 21, 2011 or 60 days thereafter, 1,600 shares held in Mr. Winger’s individual retirement account and 1,011 shares of unvested restricted stock over which Mr. Winger has sole voting power but no investment power.

(10)
Includes 8,600 shares that Ms. Yocum may acquire by exercise of options on March 21, 2011 or 60 days thereafter, 500 shares held by Ms. Yocum’s spouse and 1,011 shares of unvested restricted stock over which Ms. Yocum has sole voting power but no investment power.

(11)
The amount of shares for all directors and executive officers as a group includes 198,375 shares held by the Lake Shore Bancorp, Inc. Employee Stock Ownership Plan Trust that have not been allocated to eligible participants as of March 21, 2011, over which the Compensation Committee may be deemed to have sole investment power, except in limited circumstances, thereby causing each committee member to be a beneficial owner of such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to the members of this committee individually. As of March 21, 2011, 39,675 shares were allocated to participants pursuant to the Employee Stock Ownership Plan.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our charter provides that we must have between five and 15 directors.  The Board of Directors is currently comprised of nine members, and is divided into three classes of equal numbers. Our directors serve staggered three-year terms such that only one class (one-third of the directors) is elected each year.

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the three individuals listed in the table below for election as directors at the annual meeting. If you elect the nominees, they will hold office for the term set forth opposite their names or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors.

Name	Age(1)	Term Expires	Class	Position(s) Held With Lake Shore Bancorp	Director Since(2)

Reginald S. Corsi	69	2014	Three	Director	2008

James P. Foley, DDS	73	2014	Three	Director	1983

Daniel P. Reininga(3)	52	2014	Three	President, Chief Executive Officer and Director	1994

(1)           As of March 21, 2011.
(2)           Includes service as a director of Lake Shore Savings and Loan Association.
(3)	Mr. Reininga was promoted from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer on January 28, 2011. He has served as a director since 1994.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance guidelines, the Board of Directors does not involve itself in our day-to-day operations; our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors and its committees, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to us. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisors.

Business Experience of Directors

The principal occupation and business experience of each director and director nominee is set forth below. All directors have held their current positions for at least five years unless otherwise indicated.

Name	Age*	Description
Tracy S. Bennett Director since 2010	60
Mr. Bennett’s current term will expire at the 2013 annual meeting.  Mr. Bennett was the Vice President for Administration at the State University of New York at Fredonia (SUNY Fredonia), a position he held from 1997 to November 2010.  Mr. Bennett was also the President of the SUNY Fredonia Faculty-Student Association and he served on a number of campus committees.  He owns a tax preparation business in Westfield, New York serving nearly 800 clients and is a certified public accountant in New York State.

Experience, Qualifications, & Skills.  Mr. Bennett has a Bachelor’s of Science degree in Public Accounting from SUNY Albany.  As Vice President for Administration at SUNY Fredonia, he was responsible for the supervision and development of a $90 million campus-wide budget and a $300 million capital budget plan, along with managing over 300 employees in the areas of Financial Services, Human Resources, Facilities and Campus Services.  Mr. Bennett has over 30 years of experience in the fields of accounting, business, finance, capital planning, budget development and administration.  He formerly served as the treasurer for the SUNY Fredonia Federal Credit Union.  Mr. Bennett is currently a member of the Audit Committee and is qualified to be named as a “financial expert” on this committee.  The Board of Directors believes that Mr. Bennett’s experience in finance and administration makes him qualified to serve as a director of the Company.

Sharon E. Brautigam Director since 2004	54
Ms. Brautigam’s current term will expire at the 2013 annual meeting. She is a partner in the law firm of Brautigam & Brautigam, LLP in Fredonia, New York where her practice is concentrated in real estate transactions, estates, trusts and elder law. Ms. Brautigam’s uncle, Michael E. Brunecz, is Chairman of the Board of Lake Shore Bancorp and Lake Shore Savings.

Experience, Qualifications, & Skills.  Ms. Brautigam has a Bachelor of Arts degree from Houghton College and a J.D. from Cornell Law School.  Ms. Brautigam has extensive experience representing borrowers as their attorney in connection with residential real estate purchases and mortgage refinancing.  She has also represented a number of clients in connection with commercial mortgage financing.  She has the legal training and skills to analyze and help insure compliance with the various laws and regulations to which the Company is subject. Ms. Brautigam is currently a member of the Compensation and Executive Committees and is Chairperson of the Nominating and Corporate Governance Committee.  The Board of Directors believes that Ms. Brautigam’s legal expertise in banking, real estate and finance makes her qualified to serve as a director of the Company.

Name	Age*	Description
Michael E. Brunecz Director since 1984	73
Mr. Brunecz is the Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings.  His current term will expire at the 2013 annual meeting. Mr. Brunecz is the President of Office Concepts, Inc. in Dunkirk, New York, a company involved in the retailing and wholesaling of office furniture. His niece, Sharon E. Brautigam, is a director of Lake Shore Bancorp and Lake Shore Savings.

Experience, Qualifications, & Skills.  Mr. Brunecz has nine years of management experience in a publicly traded company, Art Metal, Inc.  He has acquired skills and attributes in leadership, capital management, risk management, finance, management oversight and development for short and longer term business plans through his 40 years of experience as a sole proprietor of Office Concepts, Inc.   He has been involved in many community projects in the Dunkirk/Fredonia market area during the past 45 years. Mr. Brunecz has served on every committee of the Board and is currently a member of the Compensation Committee and is the Chairperson of the Executive Committee.  The Board of Directors believes that Mr. Brunecz’s experience at public companies and in the Company’s market area makes him qualified to serve as a director of the Company.

Reginald S. Corsi Director since 2008	69
Mr. Corsi is nominated to serve as a director for a term expiring at the 2014 annual meeting.  Mr. Corsi was the Executive Vice President and Chief Operations Officer of Lake Shore Bancorp and Lake Shore Savings from 1994 until his retirement in March 2008.  Prior to joining Lake Shore Savings, Mr. Corsi was Vice President of M&T Bank.

Experience, Qualifications, & Skills.  Mr. Corsi has 48 years of experience in the banking industry, having served as branch manager, operations officer and commercial loan officer.  He has extensive experience in completing credit reviews of loans and is familiar with managing credit risk.  He has financial acumen, familiarity with bank operations and knowledge of internal controls, and has served as an officer or a member of various boards in the Dunkirk/ Fredonia community while working in the banking industry. Mr. Corsi is currently a member of the Asset Liability Committee.  The Board of Directors believes that Mr. Corsi’s experience in the banking industry makes him an excellent candidate for director of the Company.

Name	Age*	Description
James P. Foley DDS Director since 1983	73
Dr. Foley is nominated to serve as a director for a term expiring at the 2014 annual meeting.  Dr. Foley is a dentist in private practice in Dunkirk, New York. He is a retired commander of the U.S. Naval Reserve. Dr. Foley’s daughter, Rachel A. Foley, is the Chief Financial Officer of Lake Shore Bancorp and Lake Shore Savings.

Experience, Qualifications, & Skills.  Dr. Foley has a Doctorate of Dental Science degree from the State University of New York at Buffalo.  Dr. Foley was formerly a small business owner in the Dunkirk community for over 40 years.  He has served as an officer or a member of numerous community organizations.  Dr. Foley has been a contributing participant in the Company’s growth during his tenure on the board.  His twenty-eight years of experience as a director allowed him to gain knowledge of credit reviews as a former Loan Committee member, internal controls as a former member of the Audit Committee, and interest rate risk as a current member of the Asset Liability Committee.  The Board of Directors believes that Dr. Foley’s business experience and history with the Company makes him an excellent candidate for director of the Company.

David C. Mancuso Director since 1998	65
Mr. Mancuso was the former President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings until his retirement in January 2011. He was employed in various positions at Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. His current term will expire at the 2012 annual meeting.  Mr. Mancuso was a member of the New York State Banking Board from 2001 until 2006.

Experience, Qualifications, & Skills.  Mr. Mancuso has 45 years of banking experience and has been involved in many bank functions, including branch manager, operations, compliance, loan officer, and has served in many management functions.  He has an Associates’ degree in Business Administration/Accounting from Bryant and Stratton.  For 18 years he served as President & CEO of the Company and oversaw its growth from two to ten branches, and the conversion of the Company from a mutual organization to a Mutual Holding Company with publicly traded stock.  He has been the major contributor to the Company’s extensive growth over the past 18 years.  He has served as an officer or a member of numerous community organizations within the past 45 years.  Mr. Mancuso is currently a member of the Executive and Asset Liability Committees.  The Board of Directors believes that Mr. Mancuso’s experience in the banking industry and at the Company and Lake Shore Savings makes him qualified to serve as a director of the Company.

Name	Age*	Description
Daniel P. Reininga Director since 1994	52
Mr. Reininga became President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings on January 28, 2011.  He was previously appointed the Executive Vice President and Chief Operations Officer of the Company on January 1, 2010.  He is nominated to serve as a director for a term expiring at the 2014 annual meeting.  He served as Vice Chairman of the board from 2003 until June 2010.  Mr. Reininga is the Chairman of G.H. Graf Realty Corporation, Inc., a real estate investment company located in Dunkirk, New York.

Experience, Qualifications, & Skills.  Mr. Reininga has a Bachelor of Science degree from Allegheny College and a Masters of Business Administration degree from University of South Florida.  He has completed the American Bankers Association (ABA) course in Advanced Asset and Liability Management and is a graduate of the ABA Stonier National Graduate School of Banking.  Mr. Reininga has a sound knowledge of bank risks, internal controls and bank operations. He has served as Chairman of a family-owned real estate investment company for over fifteen years.  In connection with the family-owned business he has been responsible for the financial and general management of seven small companies. He is also involved in numerous community and non-profit organizations, either as a board member or a committee member.  Mr. Reininga has previously served on the Audit and Loan Committees and is currently the Chairperson of the Asset Liability Committee and a member of the Executive Committee.  The Board of Directors believes that Mr. Reininga’s experience in the banking and real estate industries and at the Company and Lake Shore Savings makes him qualified to serve as the President and Chief Executive Officer and a qualified candidate for director of the Company.

Gary W. Winger Director since 1997	66
Mr. Winger is the Vice Chairman of the Board of Directors and his current term will expire at the 2012 annual meeting.  Mr. Winger has been a principal of Compass Consulting, Inc. in Auburn and Jamestown, New York and Venice, Florida, a firm that provides consulting services in the area of higher education, since July 2002. From 1975 until June 2002, Mr. Winger was the Dean of Administration and Development and Chief Financial and Development Officer of Jamestown Community College in Jamestown, New York.

Experience, Qualifications, & Skills.  Mr. Winger has a Bachelor of Arts degree in Business Administration from Ohio Northern University and a Masters of Business Administration, with a specialty in finance, from the University of Pittsburgh.  As a college administrator, Mr. Winger was responsible for finance, human resources, facilities, information technology and development with a $20 million budget and 500 full and part-time employees, resulting in 27 years of senior management experience.  Mr. Winger is currently the Chairperson of the Compensation Committee and is a member of the Executive, Audit and Nominating and Corporate Governance Committees.   He is qualified to serve as a “financial expert” on the Audit Committee.   He has previously served on the Asset Liability committee.  The Board of Directors believes that Mr. Winger’s business and finance experience makes him qualified to serve as a director of the Company.

Name	Age*	Description
Nancy L. Yocum Director since 1995	64
Ms. Yocum’s current term will expire at the 2012 annual meeting.  Ms. Yocum is a practicing certified public accountant. She is a partner in the firm of Brumfield & Associates in Fredonia, New York where her practice is concentrated in estates and trusts.

Experience, Qualifications, & Skills.  Ms. Yocum has an Associate Degree in Business Administration/Accounting from Bryant and Stratton and a Bachelor of Science degree in Accounting from the State University of New York at Fredonia.  Ms. Yocum has been involved in the financial field since 1975 and has owned and operated her own accounting and tax preparation service business, specializing in estates and trusts, since 1985.  She is an enrolled agent with the IRS and has extensive experience representing both private individuals and businesses in connection with tax matters.  She has served as an officer or a member of numerous community organizations.  She is currently the Chairperson of the Audit Committee and a member of the Nominating and Corporate Governance and Executive Committees.  She is also the “financial expert” for the Audit Committee.  The Board of Directors believes that Ms. Yocum’s experience in finance and tax matters makes her qualified to serve as a director of the Company.

______________________
*           As of March 21, 2011

Meetings of the Board of Directors

The Board of Directors held a total of 12 regular meetings and one special meeting during 2010. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period.

It is our policy that all directors and director nominees should attend the annual meeting of shareholders.  In accordance with such policy, all directors attended the 2010 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors.

COMPENSATION OF DIRECTORS

Director Compensation

Meeting Fees.  We pay a fee to each of the non-employee directors for attendance at each Board of Directors meeting. In 2010, directors received $1,200 for each Board meeting attended in person and half of that amount for each Board meeting attended telephonically.  Directors also received fees for membership on the Board’s committees. The chairman of the Board of Directors received an annual retainer of $23,000 and also served as the chairman of the Executive Committee without any additional compensation.   The chairperson of the Audit Committee received an annual retainer of $6,000 during 2010.  The chairpersons of the other committees received annual retainers of $5,000.     The annual retainer for committee members of the Audit, Compensation, and Nominating and Corporate Governance Committees was increased to $3,000 in 2010, while the annual retainer for committee members of the Asset/Liability Committee was $2,500.  Members of the Executive Committee do not receive an annual retainer.  Members of the Board of Directors who are also employees do not receive director fees.

Supplemental Benefit Plan for Non-Employee Directors.  Lake Shore Savings entered into separate supplemental benefit plans in 1999 and 2001 with each of its then non-employee directors, (i.e., the plan excludes Mr. Bennett, Ms. Brautigam, Mr. Corsi, and Mr. Mancuso). Under the 1999 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 70 equal to $18,105 per year based upon 21 years of service as a director to Lake Shore Savings (or an earlier retirement age if 21 years of service is attained prior to age 70) with the annual benefit payable reduced proportionately for each year of service as a director less than 21 years attained at age 70.  In 2010, Mr. Brunecz and Dr. Foley each received a distribution of $18,105 under the 1999 plan.

Effective as of January 1, 2007, the Board of Directors of Lake Shore Savings amended the existing supplemental benefit plans entered into in 2001 with each of its then non-employee directors, (i.e., the 2001 plan excluded Mr. Bennett, Ms. Brautigam, Mr. Corsi, and Mr. Mancuso), and entered into a new supplemental benefits plan (which included Ms. Brautigam) (collectively, the “2007 Director SERPs”). Under the 2007 Director SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the director’s average final pay (computed over the three years prior to termination of service) multiplied by the director’s years of service to a maximum of 40% of final average pay (projected as of December 31, 2006) payable over a period of fifteen years commencing at age 72, with the annual benefit payable reduced for termination of service prior to age 72. In addition, in the event of a change of control, the director is treated as having attained age 72 for purposes of benefit payments. In 2010, Mr. Brunecz and Dr. Foley received a distribution of $15,168 and $12,000, respectively, under the 2007 plan.

In 2009, Mr. Corsi and Mr. Mancuso received distributions pursuant to the supplemental benefit plan for executives, as a result of prior service to the Company.  In 2010, Mr. Corsi received $19,644 under the 1999 plan and $25,370 under the 2007 plan, as further described under “Executive Officer Compensation – Compensation Plans – Supplemental Employee

Retirement Plans” below.  In 2010, Mr. Mancuso received $87,093 under the 1999 plan and $7,009 under the 2007 plan

In connection with Mr. Reininga’s appointment to Executive Vice President and Chief Operating Officer on January 1, 2010, his participation in the supplemental benefit plans for non-employee directors was terminated and he entered into a supplemental benefit plan for executives, as further described under “Executive Officer Compensation – Compensation Plans – Supplemental Employee Retirement Plans” below.

Stock Option and Recognition and Retention Plan.  Our directors are eligible to participate in the Lake Shore Bancorp, Inc. 2006 Stock Option Plan and the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan. These benefit plans are discussed under “Executive Officer Compensation—2006 Stock Option Plan” and “—2006 Recognition and Retention Plan” below.

Non-employee directors are granted awards under the 2006 Stock Option Plan and the 2006 Recognition and Retention Plan for the purpose of aligning non-employee director interests with shareholder interests and to aid in the retention of such directors.  The allocation of awards to non-employee directors is made based on the director’s responsibilities and years of service at the time of grant.  Directors who hold the title of chairman or vice-chairman, or who were a committee chairman, receive a greater allocation of awards than those who did not hold such positions.

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)

Tracy S. Bennett, Director	$15,700	$-	$-	$-	$-	$15,700

Sharon E. Brautigam, Director	$23,100	$-	$-	$-	$371	$23,471

Michael E. Brunecz Chairman	$38,600	$-	$-	$-	$571	$39,171

Reginald S. Corsi Director	$17,500	$-	$-	$-	$388	$17,888

James P. Foley, DDS, Director	$16,900	$-	$-	$-	$457	$17,357

Gary W. Winger, Director	$26,100	$-	$-	$-	$485	$26,585

Nancy L. Yocum, Director	$21,000	$-	$-	$-	$485	$21,485
___________________
(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)
This column shows the grant date fair value of restricted stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2010.  In 2010, there were no grants of restricted stock awards to directors.

(3)
This column shows the grant date fair value of stock option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2010.  In 2010, there were no grants of stock option awards to directors.

(4)	The aggregate number of outstanding stock option awards as of December 31, 2010 was as follows:

Names	Unvested Stock Awards	Options Exerciseable	Options Unexerciseable
Sharon E. Brautigam	773	7,082	3,667

Michael E. Brunecz	1,190	10,116	2,530

Reginald S. Corsi	1,618	5,059	6,576

James P. Foley, DDS	952	8,094	2,023

Gary W. Winger	1,011	8,600	2,149

Nancy L. Yocum	1,011	8,600	2,149

(5)
Includes dividends paid on unallocated shares of stock awarded to the director as part of the 2006 Recognition and Retention Plan.  As the dividends are paid on unallocated shares, the payment is treated as compensation to the non-employee director.  No director received perquisites or other personal benefits that exceeded $10,000.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

General

Our executive officers serve at the discretion of the Board of Directors. However, one of our executive officers, our President and Chief Executive Officer, does have an employment agreement, as further described under the heading “Employment Agreements” elsewhere in this proxy statement. The name, age, length of service and principal occupation of each of our executive officers is set forth in the table below.

Name	Age(1)	With Lake Shore Since(2)	Position(s) Held With Lake Shore Bancorp

Rachel A. Foley	42	1999	Chief Financial Officer

David C. Mancuso(3)	65	1965	Director and Former President and Chief Executive Officer

Beverley J. Mulkin	69	1961	Secretary and Treasurer

Daniel P. Reininga(4)	52	1994	President, Chief Executive Officer and Director, former Executive Vice President and Chief Operating Officer

(1)	As of March 21, 2011.
(2)	Includes service with Lake Shore Savings and Loan Association.
(3)	Mr. Mancuso retired as President and Chief Executive Officer effective January 28, 2011.
(4)	Mr. Reininga was promoted from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer on January 28, 2011.

Business Experience of Executive Officers

The business experience for the last five years of each of our executive officers who are not directors is set forth below.  The business experience of Mr. Mancuso and Mr. Reininga is included above under “Information about our Board of Directors – Business Experience of Directors.”  All executive officers have held their current positions for five years unless otherwise indicated.

Rachel A. Foley is the Chief Financial Officer of Lake Shore Bancorp and Lake Shore Savings. She was appointed Chief Financial Officer of Lake Shore Savings in March 2006 after serving as the Controller since March 1999. Prior to joining Lake Shore Savings, Ms. Foley was a Financial Audit Supervisor in the Internal Audit department of M&T Bank. Ms. Foley’s father, Dr. James P. Foley, is a director of Lake Shore Bancorp and Lake Shore Savings.

Beverley J. Mulkin is the Secretary/Treasurer of Lake Shore Bancorp. She has also been the Secretary of Lake Shore Savings since 1984 and the Treasurer since 2002.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have also adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which was updated in 2010, as well as a Code of Conduct and Ethics, in order to implement these rules and standards.  Current versions of the Audit, Compensation and Nominating and Corporate Governance Committee charters, and the Code of Conduct and Ethics are available at our website, www.lakeshoresavings.com under the “Governance Documents” section of the “Investor Relations” page.  The information set forth on our website shall not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically so provide.

Board of Directors Independence

The Board of Directors is comprised of a majority of directors who qualify as independent according to NASDAQ Stock Market listing standards. Based upon the term “independent” as defined by NASDAQ Stock Market listing standards, the Board of Directors has determined that the following directors and director nominees are independent:  Tracy S. Bennett, Sharon E. Brautigam, Michael E. Brunecz, Gary W. Winger, Nancy L. Yocum, and as of March 19, 2011, Reginald S. Corsi. All members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under NASDAQ Stock Market listing standards and SEC Rules.  Annually, the Board of Directors reviews the relationships that each director has with us and our affiliates as well as the criteria and standards for determining independence. Upon review, the Board of Directors affirmatively determines which directors are considered independent.

Leadership Structure of the Board of Directors

The positions of Chief Executive Officer of the Company and the Chairman of the Board of Directors are currently held by two different individuals.  Our Chief Executive Officer serves as a Director and the Chairman of the Board is an independent, non-employee director.  We believe that this structure provides strength to the Company by giving the Chief Executive Officer a respected voice on our Board, while at the same time giving leadership of the Board to an independent person who, together with the other Directors, provides active oversight of management and its implementation of the strategic plans of the Board. Each of our Directors serves on one or more of the committees of the Board and actively and regularly participates in the various functions of these committees.  The committee structure enables the duties of the Board to be divided among the Directors.  This division of duties allows each of the Directors to concentrate his or her energies in a focused way on a narrower area of Board responsibility and helps insure that adequate time is being given to the many oversight responsibilities of the Board. We believe that the size of our Board provides a sufficient number of Directors to serve on each of the Board’s committees, but is not so large as to be cumbersome or excessively expensive to the Company.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that is applicable to all officers, directors and employees of Lake Shore Bancorp and its affiliates, including our principal executive officer and principal financial officer. A copy of the Code of Conduct and Ethics is available at our website, www.lakeshoresavings.com.  The information set forth on our website shall not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically so provide.

Committees of the Board of Directors

Our Board of Directors has established the following committees:

Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent registered public accounting firm, and reports any substantive issues found during the audit to the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

Directors Bennett, Winger and Yocum currently serve on the Audit Committee, with Ms. Yocum serving as its chairperson.   All members of the Audit Committee are independent directors as defined under NASDAQ Stock Market listing standards and SEC Rule 10A-3. Our Board of Directors has determined that Mr. Bennett, Mr. Winger, and Ms. Yocum qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee has chosen Ms. Yocum to serve as the “financial expert” on behalf of the Company. The Audit Committee met five times during 2010.

Compensation Committee. The Compensation Committee evaluates the performance of our management team and recommends compensation based upon that performance. It oversees executive compensation and director compensation by approving salary increases and reviewing general personnel matters such as Named Executive Officer performance evaluations. The Compensation Committee annually reviews, and makes recommendations to the Board of Directors with respect to, the compensation of directors and Named Executive Officers. It is also responsible for approving, evaluating and administering compensation plans, policies and programs.  The Chief Executive Officer will recommend to the Committee proposed salary increases and incentive goals for the Named Executive Officers.  The Compensation Committee will consider the Chief Executive Officer’s proposals, and submit to the full Board of Directors for approval their own recommendations on compensation for Named Executive Officers and directors.  The Chief Executive Officer is not involved in decisions regarding his own compensation.   Directors Brautigam, Brunecz and Winger currently serve on the Compensation Committee, with Mr. Winger serving as its chairman. All members of the Compensation Committee are independent directors as defined under NASDAQ Stock Market listing standards. The Compensation Committee met eight times during 2010.

The Compensation Committee hired Lawrence A. Swift of Effective Pay Practices to serve as a consultant and provide recommendations on executive salaries and director fees and other components of compensation based upon comparative data from peer banks and the American Bankers Compensation and Benefits survey.  The peer group consists of approximately twenty banks whose size, geography and business focus are similar to Lake Shore Savings.  Data from the survey is drawn from banks of the same size, type and geography as Lake Shore Savings.  Since the data is from the previous year it is adjusted to reflect salary increases for the current year and a projection of the percentage increases for the following year in which the salaries will be paid.  Base salaries for the Named Executive Officers are set using a matrix provided by the consultant that provides guidelines for the Compensation Committee to use in determining the appropriate market percentile where each executive’s salary should be placed based upon each executive’s competencies and characteristics.  The Committee also takes into consideration the achievement of the Lake Shore Savings’ strategic plan, goals and performance for the prior year as well as its knowledge of the standards of living within the community.

Executive Committee. The Executive Committee of the Board of Directors exercises the powers of the Board of Directors in between Board meetings. Directors Brautigam, Brunecz, Mancuso, Reininga, Winger and Yocum currently serve on the committee, with Mr. Brunecz serving as its chairman. The Executive Committee did not meet during 2010.

Asset-Liability Committee. The Asset-Liability Committee of the Board of Directors is responsible for overseeing the asset-liability management process, including its execution and adherence to defined polices and procedures.  The committee is also responsible for monitoring the activity of its financial advisor, which is responsible for recommending certain investments and providing investment advice to the committee.  Directors Corsi, Foley, Mancuso and Reininga currently serve on the committee, with Mr. Reininga serving as its chairman. The Asset-Liability Committee met five times during 2010.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends the nomination of directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee considers recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in Lake Shore Bancorp’s bylaws and applies the same criteria to all persons being considered. The Nominating and Corporate Governance Committee also assists the Board of Directors in monitoring a process to assess Board of Directors effectiveness and in developing and implementing our corporate governance guidelines and it reviews and approves all transactions with affiliated parties. The Nominating and Corporate Governance Committee monitors our regulatory compliance and our compliance with our corporate governance guidelines.  The Nominating and Corporate Governance Committee approves all transactions with affiliated parties.  In addition, the Nominating and Corporate Governance Committee recommends to the full Board the assignment of Directors to the committees of the Board, which responsibility includes a determination of the independence of individual directors according to the NASDAQ and SEC rules.  The Nominating and Corporate Governance also oversees periodic evaluations of individual Directors and of the full Board of Directors, to insure their effectiveness.

Directors Brautigam, Winger, and Yocum currently serve on the Nominating and Corporate Governance Committee, with Ms. Brautigam serving as its chairman. All members of the Nominating and Corporate Governance Committee are independent directors as defined under NASDAQ Stock Market listing standards. The Nominating and Corporate Governance Committee met five times during 2010.

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders in accordance with our amended and restated bylaws.  Pursuant to the amended and restated bylaws, any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to the secretary of Lake Shore Bancorp may recommend or nominate a director candidate for consideration by the committee.  To be timely, a shareholder’s notice must be delivered to or received by the secretary at least 30 days before the date of the annual meeting, provided, however, that in the event less than 40 days notice of the annual meeting is given, a written nomination may be accepted from a shareholder not later than the close of business on the tenth day following notice of the annual meeting.  For additional information about our director nomination requirements, please see our amended and restated bylaws.

Shareholder nominees are analyzed by the committee in the same manner as nominees that are identified by the committee.  We do not pay a fee to any third party to identify or evaluate nominees.  Each of the director nominees were nominated by the non-management, independent directors that comprise the committee.  As of April 7, 2011, the committee had not received any shareholder recommendations for nominees in connection with the annual meeting.

Consideration of Director Candidates

It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees with the goal of creating a balance of knowledge, experience and interest on the Board.  The committee evaluates candidates for their character, judgment, business experience and acumen.  The Nominating and Corporate Governance Committee considers the following skills and characteristics when deciding which individuals to nominate for election as director:

●
Skills and Experience:  The Nominating and Corporate Governance Committee recognizes the necessity for directors to bring a variety of skills into the boardroom, including financial expertise, business ownership and development expertise, experience or expertise in dealing with laws and regulations, experience connected with residential and commercial real estate development and lending, and knowledge and experience with technology relevant to the banking industry.  Therefore, the Nominating and Corporate Governance Committee looks for directors who can provide a necessary range of these skills to the Board.

●
Community Involvement:  The Nominating and Corporate Governance Committee recognizes that Lake Shore Savings is a community-based, locally oriented bank with a long history of community involvement.  The Nominating and Corporate Governance Committee considers it crucial that a director be involved in the local community through their occupations and public service as this local knowledge will insure that directors understand the needs of individuals and businesses in the communities Lake Shore Savings serves. Therefore the Nominating and Corporate Governance Committee considers the community contacts and community involvement of any candidate for director.

●
Independence:  The Board of Directors can be composed of both independent directors (as defined by NASDAQ rules) and non-independent directors.  The composition of the Board must be in compliance with NASDAQ rules and it is the Company’s policy that a majority of its directors qualify as independent under NASDAQ rules.  Therefore, the Nominating and Corporate Governance Committee carefully assesses the independence of all candidates for director.

●
Age:  The Nominating and Corporate Governance Committee would like directors to be varied in age, so that each director can bring the unique perspective of his or her generation.  A multi-generational perspective will help insure that Lake Shore Savings remains a viable banking institution both now and for the future.  However, age alone is not a determinative factor in deciding whether to nominate a person as a director.

●
Diversity:  Although the Company does not have a formal diversity policy, the Nominating and Corporate Governance Committee recognizes the value of having gender, racial, ethnic, and similar types of diversity represented by its directors, as this diversity will assist Lake Shore Savings in understanding and meeting the needs of all segments of the communities it serves.  However, the diversity any candidate could bring to the Board is not, by itself, a determinative factor in deciding whether to nominate a person as a director.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. For a discussion of the specific backgrounds and qualifications of our current directors and director nominees, see “Information about our Board of Directors – Business Experience of Directors.”

Shareholder Communications with the Board of Directors

Shareholders may contact our Board of Directors, our independent directors as a group, or an individual director by contacting Katherine A. Kaus, Investor Relations, Lake Shore Bancorp, Inc., 125 East Fourth Street, Dunkirk, New York 14048. All comments will be forwarded directly to the Board of Directors, the independent directors as a group, or the individual director, as applicable.

EXECUTIVE OFFICER COMPENSATION

The discussion provided below reflects the SEC’s executive compensation reporting requirements for “smaller reporting companies”.  For further information regarding our philosophy of compensation, please consult the Executive Compensation Philosophy and Structure document, available in the Investor Relations—Governance Documents section of our website at www.lakeshoresavings.com.

Summary Compensation Table

The table below sets forth the compensation of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and Chief Financial Officer of Lake Shore Bancorp for fiscal years 2010 and 2009 (the “Named Executive Officers”).  No other executive officers of the Company were considered Named Executive Officers for fiscal year 2010.

Name and Principal Position(s)	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
David C. Mancuso President & Chief Executive Officer(6)	2010	$275,000	$-	$-	$59,036	$-	$51,279	$385,315
	2009	$266,000	$-	$-	$59,866	$-	$43,059	$368,925

Daniel P. Reininga Executive Vice President and Chief Operating Officer(7)	2010	$160,000	$93,772	$20,357	$34,348	$-	$3,826	$312,303

Rachel A. Foley Chief Financial Officer	2010	$136,000	$-	$-	$29,196	$-	$23,795	$188,991
	2009	$130,000	$47,660	$-	$26,658	$-	$19,940	$224,258

(1)	The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)
This column shows the grant date fair value of restricted stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).  For more information concerning the assumptions used for these calculations, please refer to Note 14 of the Notes to the Consolidated Financial Statements included in the 2010 Annual Report on Form 10-K filed with the SEC.  A restricted stock award of 11,900 shares was made to Mr. Reininga on January 27, 2010.   The closing price on the date of award was $7.88 per share. The awards vest over five years, with the first vesting date being January 4, 2011.  Beginning after January 4, 2011, the awards will vest on January 27, 2012 and each January 27th, thereafter.  A restricted stock award of 5,950 shares was made to Ms. Foley on January 13, 2009.  The closing price on the date of award was $8.01.  The awards vest over five years, with first vesting date being January 13, 2010, and every January 13th thereafter. This amount does not reflect the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)
This column shows the grant date fair value of stock option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718).  For more information concerning the assumptions used for these calculations, please refer to Note 14 of the Notes to the Consolidated Financial Statements included in the 2010 Annual Report on Form 10-K filed with the SEC.   A stock option award of 17,773 options was granted to Mr. Reininga on January 27, 2010.  The exercise price of the stock options was calculated using the Black-Scholes model at $1.145 per share on the date of grant.  The options vest over five years, with the first vesting date on January 4, 2011.  Beginning after January 4, 2011, the awards will vest on January 27, 2012 and each January 27th, thereafter.  The options expire on January 26, 2020.  There were no awards of stock options to named executive officers during 2009.

(4)
Represents the annual bonus paid to each Named Executive Officer pursuant to the Annual Incentive Plan.  The payment amounts vest on December 31st.  The bonus was paid based on achieving organizational and individual goals.   A threshold must be achieved before a bonus is paid for any of the goals.  Bonuses of 10% of base salary are paid if the threshold is reached, 15% of base salary if the target is reached and 25% of salary if the exceptional is reached. Bonus amounts are prorated if achieved between these levels, but capped at the exceptional level.   Goals at the threshold level are 90% of those at the target level and goals at the exceptional level are 120% of the target level.   The metrics and weights used to calculate the bonuses in 2010 and 2009 were as follows:

Metric	Weight
Return on average assets	15%
Return on assets compared to peers	15%
Residential lending	10%
Commercial lending	10%
Efficiency ratio	10%
Corporate goals	20%
Individual goals	20%

Mr. Mancuso, Mr. Reininga, and Ms. Foley each received 21.47%, respectively, of base salary for exceeding the target ratios in 2010.

Mr. Mancuso and Ms. Foley received 22.5% and 20.5%, respectively, of base salary for exceeding the target ratios in 2009.

(5)
The Named Executive Officers participate in certain group life, health, disability insurance and medical reimbursement plans, included in the “All Other Compensation” column on  the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each Named Executive Officer includes: (i) 401(k), Profit Sharing and Safe Harbor contributions were as follows for 2010 and 2009, respectively:  Mr. Mancuso - $36,500 and $31,363, and Ms. Foley - $17,729 and $15,011 ; (ii) ESOP allocations as follows for 2010 and 2009, respectively:  Mr. Mancuso - $5,329 and $4,551, and Ms. Foley - $4,014 and $2,761 ; (iii) tax reimbursement payments related to supplemental executive retirement plans as follows for 2010 and 2009, respectively:  Mr. Mancuso - $5,405,  and $2,783, and Ms. Foley - $159 and $141, and in 2010 for Mr. Reininga - $87; (iv) dividend payments on unvested restricted stock awards as follows for 2010 and 2009, respectively:  Mr. Mancuso - $2,856 and $3,570, and Ms. Foley - $1,714 and $1,907 and in 2010 for Mr. Reininga - $3,427;  and (v) insurance premiums for amounts of life insurance in excess of $50,000 recorded as compensation as follows for each of 2010 and 2009:  Mr. Mancuso - $1,188 and $ 792 and Ms. Foley - $180 and $120 and in 2010 for Mr. Reininga - $311.   In addition, we provide certain non-cash perquisites and personal benefits to each Named Executive Officer that do not exceed $7,500 in the aggregate for any individual, and are not included in the reported figures.

(6)	Mr. Mancuso retired from his position as President and Chief Executive Officer on January 28, 2011.
(7)	Mr. Reininga was promoted from his position as Executive Vice President and Chief Operating Officer to President and Chief Executive Officer on January 28, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock awards and stock options outstanding at December 31, 2010.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David C. Mancuso	50,585	12,646	$11.50	11/14/2016	5,950	$54,919

Daniel P. Reininga	10,116	2,530	$11.50	11/14/2016	13,090	$120,821

	-	17,773	$7.88	1/26/2020

Rachel A. Foley	13,659	3,414	$11.50	11/14/2016	5,950	$54,919
______________
(1)
The option awards granted in 2006 for Mr. Mancuso, Mr. Reininga and Ms. Foley were 80% vested on December 31, 2010.   These option awards will be fully vested on December 31, 2011, for Mr. Reininga and Ms. Foley.  The remaining option awards for Mr. Mancuso will be forfeited in 2011 as a result of his retirement.  The option awards granted in 2010 for Mr. Reininga were 20% vested on January 4th,  2011.  The remaining option awards for Mr. Reininga will be 20% vested on January 27, 2012, and each January 27th thereafter.   Option awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Stock Option Plan), all unvested awards will become 100% vested.

(2)
Mr. Mancuso’s has 20% of unvested stock awards remaining, which will be forfeited in 2011 as a result of his retirement. Ms. Foley had 1,190 stock awards that will become fully vested on December 31, 2011.  The remaining 4,760 stock awards will become 20% vested each January 13th, with full vesting on January 13, 2014.  Mr. Reininga had 1,190 stock awards that will become fully vested on December 31, 2011.  2,380 stock awards were 20% vested on January 4, 2011.  The remaining 9,520 stock awards will become 20% vested each January 27th, with full vesting on January 27, 2015.  Stock awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Recognition and Retention Plan), all unvested awards will become 100% vested.

(3)	Market value is calculated on the basis of $9.23 per share, which was the closing sales price for our common stock on the NASDAQ Stock Market on December 31, 2010.

Compensation Plans

Annual Incentive Plan.  Lake Shore Bancorp provides performance-based bonuses to its Named Executive Officers pursuant to the Annual Incentive Plan, which is designed to link awards to our strategic and operating objectives.  The goal of the plan is to have long-term viability and to be attractive to new hires and help retain current employees.  The plan measures business plan goals and objectives and clearly defines these prior to the calendar year for which the plan is in effect.  For purposes of the annual bonus, each Named Executive Officer is evaluated on several corporate performance measures which are established at the beginning of the year and relate to strategic business objectives for the ensuing year.  The Named Executive Officers are also evaluated on individual performance measures that take into account individual responsibilities, in addition to the corporate performance measures.  The individual performance measures are recommended to the Compensation Committee by the Chief Executive Officer. The Compensation Committee will review the recommendations, make any necessary changes, and present the performance measures to the Board of Directors for approval. The specific metrics and vesting schedules are discussed under footnote 4 of the Summary Compensation Table.

Supplemental Employee Retirement Plans.  Lake Shore Savings entered into separate supplemental benefit plans in 1999 and 2001 with certain officers.  Under the 1999 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 63, with the annual benefit payable reduced proportionately in the event the executive terminates or retires early. The annual compensation amount to be received when the applicable Named Executive Officer reaches the age of 63 is $87,097 for Mr. Mancuso.  Mr. Reininga and Ms. Foley are not plan participants.  In 2010 and 2009, Mr. Mancuso received distributions of $87,093 under the 1999 plan.

Effective as of January 1, 2007, the Board of Directors of Lake Shore Savings amended the supplemental benefit plans entered into in 2001 with each of its participants and entered into a new supplemental benefits plan (collectively, the “2007 Executive SERPs”). Under the 2007 Executive SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the executive’s average final pay (computed over the three years prior to termination of service) multiplied by the executive’s years of service to a maximum percentage of final average pay (projected as of December 31, 2006) of 35% for Mr. Mancuso and 40% for Ms. Foley.

The benefit amount is payable over a period of fifteen years commencing at age 65, with the annual benefit payable reduced for termination of service prior to age 65.  In addition, in the event of a change of control, the Named Executive Officer is treated as having attained age 65 for purposes of benefit payments.  Under this plan, if the Named Executive Officer reaches age 65, the annual payment under the plan would be $84,000 for Mr. Mancuso and Ms. Foley.  In 2010, Mr. Mancuso received distributions of $7,009 under the 2007 Executive SERP.

As previously disclosed, effective January 27, 2010, Mr. Reininga became a participant in Lake Shore Savings existing supplemental benefit plan for executives following the termination of his participation in Lake Shore Savings supplemental benefit plan for directors on December 31, 2009.  Under the supplemental plan for executives, Mr. Reininga is fully vested in an annual benefit of $18,165 payable in monthly installments over a period of fifteen years commencing at age 65, subject to reduction for termination of service prior to age 65.  The calculation of Mr. Reininga’s annual benefit was based on the annual benefit to which Mr. Reininga was entitled pursuant to the non-employee director supplemental benefit plan.

Employee Stock Ownership Plan.  This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service with Lake Shore Savings and have attained age 21. Lake Shore Bancorp has loaned the Employee Stock Ownership Plan Trust sufficient funds to purchase a number of shares equal to 8% of the shares sold in Lake Shore Bancorp’s stock offering to persons other than Lake Shore, MHC, or 238,050 shares. These shares were purchased in the open market following completion of the offering at prevailing market prices.

Although contributions to the plan are discretionary, Lake Shore Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Lake Shore Bancorp. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2006 through 2035. Although the repayment period of the loan is scheduled over a 30-year term, we anticipate that we may prepay a portion of the principal which would trigger the release of additional shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

401(k) Defined Contribution Plan. The Lake Shore Savings tax-qualified 401(k) defined contribution plan is maintained for employees who have completed nine months of service and attained age 21.  Eligible employees may make pre-tax contributions to the 401(k) Plan in the form of salary deferrals of up to 75% of their total annual compensation subject to certain IRS limitations.  The plan consists of three components: 401(k), Profit Sharing and Safe Harbor. For the 401(k) component, the Company makes a matching contribution equal to 40% of the eligible employee’s salary deferral, up to 6% of such employee’s compensation.  For the profit sharing component, the Company makes a discretionary contribution, up to 5.1% of an eligible employee’s salary, depending on years of service.  Lastly, the Company contributes 3.4% of an eligible employee’s salary based on years of service, which is a discretionary contribution to the Safe Harbor component of the plan.

2006 Stock Option Plan.  The Lake Shore Bancorp, Inc. 2006 Stock Option Plan provides for the grant, to certain officers, employees and outside directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee, of options to purchase common stock of Lake Shore Bancorp at a stated price during a specified period or term. The Compensation Committee, which is the administrative committee for the plan, selects who will receive stock option grants. Any employee of Lake Shore Bancorp or any affiliate approved by the committee may be selected to receive option grants.  The Compensation Committee sets the terms and conditions of the stock options that it grants.  In setting terms and conditions, it must observe the following restrictions: (1) it may not grant options to purchase more than 74,390 shares to any one employee; (2) it may not grant options to purchase more than 14,878 shares to any one non-employee director or options to purchase more than 89,268 shares of Lake Shore Bancorp’s common stock to all outside directors in the aggregate; (3) it may not grant a stock option with a purchase price that is less than the fair market value of a share of Lake Shore Bancorp’s common stock on the date it grants the stock option; (4) it may not grant a stock option with a term that is longer than ten years; and (5) it may not grant options that become exercisable more rapidly than at the rate of 20% per year measured from the date of the grant, with acceleration permitted only in case of death, disability or change of control.

Upon the exercise of an option, the exercise price of the option must be paid in full. Payment may be made in cash, common stock of Lake Shore Bancorp already owned by the option holder, shares to be acquired by the option holder upon exercise of the option or such other consideration as the Compensation Committee authorizes.  If the option is not exercised during its term, it will expire.

2006 Recognition and Retention Plan.  The Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees and non-employee directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee. These restricted stock awards constitute a right to receive a certain number of shares of common stock of Lake Shore Bancorp upon the award holder’s satisfaction of certain requirements such as continued service until vesting, with accelerated vesting upon death, disability, or change in control. As a general rule, if the award holder fails to fulfill the requirements contained in the restricted stock award, the restricted stock award will not vest. Instead, the award will be forfeited and canceled.

The Compensation Committee, which is the administrative committee for the plan, selects who will receive restricted stock awards. Any employee of Lake Shore Bancorp or any affiliate approved by the Compensation Committee may be selected to receive restricted stock awards.  The Compensation Committee sets the terms and conditions of the restricted stock awards that it grants.  In setting terms and conditions, it must observe the following restrictions: (1) it may not grant more than 30% of the shares authorized by the Recognition and Retention Plan to outside directors; (2) it may not grant more than 5% of the shares authorized by the Recognition and Retention Plan to any one outside director or more than 25% of the shares authorized by the Recognition and Retention Plan to any executive officer; (3) it may not allow the restricted stock awards to vest at a more rapid rate than 20% per year; and (4) it cannot permit accelerated vesting for any reason other than death, disability, or a change of control.

As required by the terms of the Recognition and Retention Plan, Lake Shore Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The trust is not authorized to purchase more than 119,025 shares of common stock of Lake Shore Bancorp and cannot purchase more than this number.

Employment Agreements. In connection with the appointment of Daniel P. Reininga as President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings, Lake

Shore Bancorp and Lake  Shore Savings each entered into a separate employment agreement, effective as of January 28, 2011, (collectively, the “Employment Agreement”) with Mr. Reininga.  The Employment Agreements do not provide for any duplicative payments.  The Employment Agreements replace the change in control agreement previously entered into between Mr. Reininga, Lake Shore Bancorp and Lake Shore Savings.

The Employment Agreement provides for a three-year term and the Board of Directors of Lake Shore Bancorp, Inc. and Lake Shore Savings may extend the term on an annual basis, unless written notice of non-renewal is given by the Board of Directors of Lake Shore Bancorp, Lake Shore Savings or by Mr. Reininga.  The Employment Agreement provides for a base salary of $225,000.  In addition, the Employment Agreement provides for, among other things, participation in Lake Shore Bancorp’s and Lake Shore Savings’ employee benefits plans.  The Employment Agreement provides for termination by Lake Shore Bancorp or Lake Shore Savings for “cause,” as defined in the Employment Agreement, at any time.  The Employment Agreement also provides for customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

If Lake Shore Bancorp or Lake Shore Savings terminates Mr. Reininga’s employment for a reason other than for “cause,” or if Mr. Reininga resigns from Lake Shore Bancorp or Lake Shore Savings for “good reason” (as defined in the Employment Agreement), then Mr. Reininga will be entitled to receive a lump-sum severance payment equal to the value of the salary, bonus, short-term and long-term cash compensation that Mr. Reininga received in the calendar year preceding the year in which the termination of employment occurred, divided by twelve and then multiplied by the number of months in the remaining term of the Employment Agreement. In addition, Mr. Reininga will be entitled to continued life, health, dental, accident and long-term disability insurance benefits during the remaining term of the Employment Agreement, with Mr. Reininga responsible for the employee portion of the premiums.  Upon the termination of Mr. Reininga’s employment under these circumstances, Mr. Reininga must adhere to a three-year non-competition restriction.

In the event Lake Shore Savings or Lake Shore Bancorp terminates Mr. Reininga’s Employment Agreement following a change of control or a pending change of control (as defined in the Employment Agreement), Mr. Reininga will be entitled to the payments and benefits described in the prior paragraph, provided, however, that the remaining term of the Employment Agreement will be deemed to be three full years.  Any severance payments which are subject to Section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under Sections 280G and 4999 of the Internal Revenue Code.

Change of Control Agreements. Lake Shore Savings has entered into a change of control agreement with Rachel A. Foley, our Chief Financial Officer, which was amended and restated effective January 28, 2011. The agreement is guaranteed by Lake Shore Bancorp. The term of the agreement is for one year and the Board of Directors of Lake Shore Savings may extend the term on an annual basis, unless written notice of non-renewal is given by the Board of Directors or by Ms. Foley.

Generally, Lake Shore Savings may terminate the employment of the officer covered by the agreement, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Lake Shore Savings or Lake Shore Bancorp signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate the officer’s employment without cause without liability for severance benefits provided that a change of control does occur. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if she had continued working for an additional year. Lake Shore Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Lake Shore Savings’ principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. This agreement also provides uninsured death and disability benefits.

If Lake Shore Bancorp and Lake Shore Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreement might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the change of control agreement, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents certain information regarding our equity compensation plans in effect as of December 31, 2010 (the 2006 Stock Option Plan and 2006 Recognition and Retention Plan).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders

Stock options	249,455	$11.07	48,107

Restricted stock	31,546	N/A	29,009

Equity compensation plans not approved by security holders	—	—	—

Total	281,001	$11.07	77,116

PRINCIPAL ACCOUNTANT FEES AND SERVICES

On October 1, 2009, the Company was notified that the audit practice of Beard Miller Company LLP (“Beard”) an independent registered public accounting firm, was combined with ParenteBeard LLC (“ParenteBeard”) in a transaction pursuant to which Beard combined its operations with ParenteBeard and certain of the professional staff and partners of Beard joined ParenteBeard either as employees or partners of ParenteBeard. On October 1, 2009, Beard resigned as the auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, ParenteBeard was engaged as its independent registered public accounting firm.

Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s consolidated financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of Beard regarding the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard would have caused it to make reference to such disagreement in its reports.

The Audit Committee has appointed ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2011. ParenteBeard LLC (including its predecessor Beard Miller Company LLP) has audited our financial statements since 2005.

Fees Incurred

The following table presents fees for professional audit services rendered by ParenteBeard LLC (including its predecessor, Beard Miller Company), our independent registered public accounting firm, for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by ParenteBeard LLC during those periods.

	2010	2009
Audit Fees(1)	$83,239	$138,109
Audit-related fees(2)	–	2,000
Tax fees(3)	–	–
All other fees(4)	23,500	4,500
Total	$106,739	$144,609

(1)
Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements contained in Forms 10-Q, including out of pocket expenses.  In 2009, also includes professional services rendered for the audit of the Company’s Internal Control Over Financial Reporting (ICFR) subject to Section 404(b) of the Sarbanes-Oxley Act, including out-of-pocket expenses.

(2)	Audit related fees in 2009 consisted of internal control reviews and accountancy consultations.
(3)	No tax fees incurred in 2010 or 2009.
(4)
All other fees in 2010 represented services rendered for the 2010 State of New York Mortgage Agency (SONYMA) audit and fees paid for assistance in implementing “eXtensible Business Reporting Language” (XBRL) reporting.  All other fees in 2009 represented services rendered for the 2009 SONYMA audit.

Audit Committee Pre-Approval Policy

Consistent with SEC and Public Company Accounting Oversight Board requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which, if not pre-approved, are approved by the Audit Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

●
the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the services are provided;

●	such services were not recognized by us at the time of the engagement to be non-audit services; and

●
such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the committee.

During the year ended December 31, 2010, the Audit Committee pre-approved the services performed by our independent registered public accounting firm in accordance with their policy.  The de minimis exception (as defined in Rule 202 of the Sarbanes-Oxley Act) was not applied to any of the 2010 total fees.

Delegation. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full committee at its next scheduled meeting.

PROPOSAL TWO:  RATIFICATION OF APPOINTMENT

OF PARENTEBEARD LLC

The Audit Committee has appointed the firm of ParenteBeard LLC to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification of such appointment by the Company’s shareholders.

Representatives of ParenteBeard  LLC are not expected to attend the annual meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Lake Shore Bancorp’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Lake Shore Bancorp’s consolidated results of operations and financial condition. The Audit Committee has discussed significant accounting policies applied by Lake Shore Bancorp in its consolidated financial statements, as well as alternative treatments. Management represented to the Audit Committee that Lake Shore Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA Professional Standards Vol. 1. AU section 380 The Auditor’s Communication With Those Charged With Governance), and adopted by the Public Company Accounting Oversight Board in Rule 3200-T.

In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from Lake Shore Bancorp and its management. As part of that review, the Audit Committee has received from ParenteBeard LLC the written statements required by Public Company Accounting Oversight Board (PCAOB) Rule 3526 Communications with Audit Committees Concerning Independence, as adopted by the PCAOB in Rule 3600T. In addition, the Audit Committee received the written disclosures required by all relevant professional and regulatory standards relating to ParenteBeard LLC’s independence from Lake Shore Bancorp. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to Lake Shore Bancorp is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Lake Shore Bancorp and its management. The Audit Committee discussed with Lake Shore Bancorp’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of Lake Shore Bancorp’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Lake Shore Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has ratified, the selection of Lake Shore Bancorp’s independent registered public accounting firm.

Lake Shore Bancorp, Inc. Audit Committee Nancy L. Yocum, Chairperson Tracy S. Bennett Gary W. Winger

This foregoing audit committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND
TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. We are required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2010, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2010 were met.

Transactions with Related Persons

Lake Shore Savings Bank has outstanding loans to its directors, executive officers and their related interests. These loans: (1) were made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Lake Shore Savings; and (3) did not involve more than the normal risk of collectability or present other unfavorable features.

It is the written policy of our Board of Directors that a majority of the disinterested members of the entire Board of Directors must approve in advance any extension of credit to any executive officer, director, or principle shareholder and their related interests if the aggregate of all extensions of credit to that insider and his or her related interests exceeds the greater of $25,000 or 5% of Lake Shore Savings’ unimpaired capital and surplus, whichever is greater. The interested party may not participate either directly or indirectly in the voting on such an extension of credit. Prior approval is required, however, for any and all extensions of credit to any insider if the aggregate of all other extensions to that person and their related interests exceeds $500,000, regardless of its percentage of capital.

In addition, pursuant to our Code of Conduct and Ethics, if an officer or director has an interest in a matter or transaction before the Board of Directors, such individual must disclose to the Board of Directors all material non-privileged information relevant to the Board of Directors’ decision on the matter or transaction, including: (1) the existence, nature and extent of their interest; and (2) the facts known to the individual as to the matter or transaction under consideration. The individual must also refrain from participating in the discussion of the matter or transaction and may not vote on the matter or transaction. In addition to approval by the Board of Directors, such transactions and matters must also be approved by the Nominating and Corporate Governance Committee.

ADDITIONAL INFORMATION

Shareholder Proposals for 2012 Annual Meeting

If you wish to submit proposals to be included in our proxy statement for the 2012 annual meeting of shareholders, we must receive them on or before December 10, 2011, pursuant to proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended.  In addition, under our bylaws, any new business to be taken up at the annual meeting must be stated in writing and filed with the secretary of Lake Shore Bancorp at least 30 days before the date of the annual meeting, provided, however, that in the event less than 40 days notice of the annual meeting is given, a written proposal may be accepted from a shareholder not later than the close of business on the tenth day following notice of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting so long as the business relates to a proper matter for shareholder action. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 30 days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter. A shareholder’s notice to the secretary shall set forth as to each such matter the shareholder proposes to bring before the annual meeting (1) a brief description of the proposal desired to be brought; and (2) the name and address of such shareholder and the number of shares of common stock of Lake Shore Bancorp that such shareholder owns of record. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

By Order of the Board of Directors, /s/ Beverley J. Mulkin Beverley J. Mulkin Secretary

Dunkirk, New York
April 7, 2011

To assure that your shares are represented at the annual meeting, please vote your shares promptly over the Internet, by phone or on a paper proxy card if you request one.

REVOCABLE PROXY

Lake Shore Bancorp, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2011

8:30 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lake Shore Bancorp, Inc. (the "Company") hereby appoints Tracy S. Bennett and Gary W. Winger, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Lake Shore Bancorp, Inc. held of record by the undersigned on March 21, 2011, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 8:30 a.m., Eastern Time, on May 18, 2011, or at any adjournment or postponement thereof, upon the matters described in the Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 7, 2011 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is given, this Proxy will be voted FOR the election of all nominees listed, and FOR the ratification of ParenteBeard LLC as the Company's independent registered public accounting firm.**

IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

LAKE SHORE BANCORP, INC. — ANNUAL MEETING, MAY 18, 2011

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5992

You can vote in one of three ways:

1. Call **toll free 1-866-257-2285** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.proxyvotenow.com/lsbk** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5992/7541

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
Lake Shore Bancorp, Inc.

Annual Meeting of Shareholders
MAY 18, 2011

1. Election of three candidates to serve as Class Three directors for a three-year term. For ☐ Withheld All ☐ For All Except ☐

Class Three Directors:
(01) Reginald S. Corsi
(02) James P. Foley, DDS
(03) Daniel P. Reininga

The Board of Directors unamiously recommends a vote FOR the nominees named above.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 7, 2011.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

____

____

____

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

A telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and internet votes must be cast prior to 3:00 a.m., May 18, 2011. It is not necessary to return this proxy if you vote by telephone or internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 18, 2011:

1-866-257-2285

Vote by Internet

anytime prior to 3:00 a.m., May 18, 2011 go to

https://www.proxyvotenow.com/lsbk

Please note that the last vote received, whether by telephone, internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: **http://www.cfpproxy.com/5992**

Your vote is important!